Exhibit 5.1

September 18, 2003

Brookstone, Inc.

17 Riverside Street

Nashua, New Hampshire 03062

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Post-Effective Amendment No. 1”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of an additional 789,147 shares of Common Stock, $0.001 par value per share (the “Shares”), of Brookstone, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 1991 Stock Purchase and Option Plan, 1992 Equity Incentive Plan and 1992 Employee Stock Purchase Plan (the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/    Ropes & Gray LLP

Ropes & Gray LLP